EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

State of Delaware Secretary of State Division of Corporations Delivered 10:00 AM 02/16/2006 FILED 10:00 AM 02/16/2006 SRV 060150334 – 2551095 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HEARTSTAT TECHNOLOGY, INC.

HeartSTAT Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:

That at a meeting of the Board of Directors of HeartSTAT Technology, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and submitting it to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article I thereof so that, as amended, said Article shall be and read as follows:

ARTICLE I

Name

The name of the Corporation is Verdant Technology Corporation.

SECOND:

That thereafter, pursuant to resolution of its Board of Directors, stockholders holding the necessary number of shares as required by statute signed a written consent approving and adopting the amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD:	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:	That said amendment shall be effective as of March 1, 2006.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by David James Curd, its Chief Executive Officer, on February 15, 2006.

/s/ David James Curd
David James Curd Chief Executive Officer